Termination and Settlement Agreement

This Termination and Settlement Agreement (the “Agreement”) is entered into February 1, 2005 by and between:

eRXSYS, Inc.
18662 MacArthur Blvd., Suite #200-15
Irvine, California 92612
(“eRXSYS”)

And

David B. Parker
(“Parker”)

WITNESSETH

WHEREAS, Parker currently serves as eRXSYS’ Chief Executive Officer and concurrently serves as a member of the board of directors of eRXSYS;

WHEREAS, the Parties desire to terminate Parker’s employment as Chief Executive Officer and his service as a member of the eRXSYS board of directors subject to all of the terms and conditions set forth herein; and

WHEREAS, the terms and conditions set forth herein are intended to enable eRXSYS to attract financing while concurrently minimizing dilution to its shareholders.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Resignation of Positions: By execution of this Agreement, Parker resigns from his position as eRXSYS’ Chief Executive Officer and Director of eRXSYS,
      effective immediately, and shall no longer hold any position of employment with eRXSYS and/or any of its affiliates and subsidiaries, including, without limitation, directorships and executive management positions. Parker acknowledges that he has no disagreement with eRXSYS relating to any of the company’s operations, policies or practices within the meaning set forth in Form 8-K.

The parties acknowledge and agree that Parker’s signature to this Agreement shall serve as adequate and complete legal notice to eRXSYS of his resignation as a director, officer, and employee of eRXSYS.

The parties acknowledge and agree that Parker’s signature to this Agreement shall serve as its acceptance of Parker’s resignation from these capacities.

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2.  Termination of Executive Employment Agreement: By execution of this Agreement, the Executive Employment Agreement entered into by and between
     eRXSYS and Parker on or about March 2, 2003 (the “Employment Agreement”) and all subsequent amendments to the Employment Agreement shall be null and void.

3.  Reimbursement of Expenses: eRXSYS shall reimburse Parker for all reasonable expenses incurred relating his employment as Chief Executive Officer and his service as a member of the eRXSYS board of directors. Parker shall provide receipts and vouchers to eRXSYS for all expenses for which reimbursement is claimed.

4.  Return of Corporate Property: Parker shall retain the following property that he is currently utilizing: laptop computer, desktop docking station, monitor, and fax machine in the Ft. Worth office. Other than as set forth above, Parker shall return to eRXSYS all property, including, without limitation, all equipment, keys, credit cards, tangible proprietary information, documents, books, records, reports, notes, contracts, lists, computer software and hardware, and copies thereof, created on any medium and furnished to, obtained by, or prepared by Parker in the course of or incident to Parker’s employment.

5.  Return of Shares to Treasury and Issuance of Warrants: Parker shall return to the corporate treasury 5,400,000 shares of eRXSYS common stock for which he is the beneficial holder. The specific shares returned to the corporate treasury shall be determined solely by Parker. eRXSYS agrees to irrevocably issue and deliver to Parker 1,300,000 warrants (the “Warrants”) to purchase 1,300,000 shares of eRXSYS common stock as set forth below:

Number of Warrants	Exercise Price	Entitled to Exercise the Warrants Beginning	Termination Date
440,000	$0.75	November 1, 2005	November 1, 2010
430,000	$1.00	December 1, 2005	December 1, 2010
430,000	$1.25	January 1, 2006	January 1, 2011

There shall be no restrictions upon Parker’s ability sell or otherwise transfer these Warrants or the common stock underlying each warrant, except as imposed by section 6 below or by state or federal law.

If at any time eRXSYS proposes to register any of its common stock under the Securities Act, whether as a result of an offering for its own account or the account of others, excluding any registrations to be effected on Forms S-4 or S-8 or other applicable successor Forms, on a registration statement that is to become effective prior to the termination date of the Warrants, eRXSYS shall offer Parker the opportunity to include the common stock underlying each warrant in such registration statement. eRXSYS shall include in such registration statement all or part of the underlying common stock that Parker requests to be registered.

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6.   Lock-up: Except as set forth in Section 5 above, Parker agrees that he will only sell shares of eRXSYS common stock publicly from the date of this
      Agreement to 90 days thereafter provided such sale is in compliance with Rule 144 of the Securities Act of 1933. Parker shall be permitted to offer, pledge, sell, contract to sell, grant any options for the sale of or otherwise transfer, distribute or dispose of, directly or indirectly, any shares of eRXSYS common stock privately from the date of this Agreement to 90 days thereafter.

Parker also agrees that during the period between 90 and 180 days from the date of this Agreement (the “Lock-up Period”), Parker will not offer, pledge, sell, contract to sell, grant any options for the sale of or otherwise transfer, distribute or dispose of, directly or indirectly, any shares of eRXSYS common stock. Notwithstanding the foregoing, Parker shall be permitted to sell a maximum of 100,000 shares of eRXSYS common stock in each thirty day period during the Lock-up Period. No shares shall be subject to any lock-up following the Lock-up Period.

7.   Settlement of Debt: eRXSYS and Parker previously agreed that Parker would be reimbursed $370,000 for personal funds he advanced to secure a license from Safescript Pharmacies, Inc., formerly known as RTIN Holdings, Inc., on or about March 27, 2003. These funds plus interest at a rate of five percent
      (5%) per annum were due and payable in full to Parker on December 31, 2007. eRXSYS and Parker now agree that Parker shall accept $10,000 cash and
      494,000 shares of eRXSYS common stock within 30 days of this Agreement to release and forever discharge eRXSYS from all liability associated with this debt.

8.   Mutual Release: With the sole exception of the obligations imposed by this Agreement, Parker, for himself, heirs, executors, administrators, successors, and assigns, hereby releases and discharges eRXSYS, its subsidiaries, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which Parker or his heirs, executors, administrators, successors, or assigns ever had or may have at any time through the date of this Agreement. Parker acknowledges and agrees that this release is intended to and does cover, but is not limited to, (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision; or (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Parker’s employment at eRXSYS and/or Parker’s separation from eRXSYS. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this release. It is the intent of the parties that by this release Parker is giving up all rights, claims and causes of action occurring prior to the date of this Agreement, whether or not any damage or injury has yet occurred. Parker accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the date of this
      Agreement.

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With the sole exception of the obligations imposed by this Agreement, eRXSYS hereby releases Parker, his heirs, executors, administrators, successors, and assigns, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which eRXSYS ever had or may have at any time through the date of this Agreement. eRXSYS acknowledges and agrees that this release is intended to and does cover, but is not limited to, (i) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Parker’s employment at eRXSYS and/or Parker’s separation from eRXSYS, and (ii) any claim for attorneys' fees, costs, disbursements, or other like expenses. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this release. It is the intent of the parties that by this release eRXSYS is giving up all rights, claims and causes of action occurring prior to the date of this Agreement, whether or not any damage or injury has yet occurred. eRXSYS accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the date of this Agreement.

9.   Indemnification: eRXSYS shall indemnify, defend and hold Parker harmless, to the maximum extent permitted by law, against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by Parker, in connection with the defense of, or as a result of any action or proceeding , or any appeal from any action or proceeding, in which Parker is made or is threatened to be made a party by reason of the fact that Parker was an officer or director of eRXSYS, regardless of whether such action or proceeding is one brought by or in the right of eRXSYS. eRXSYS acknowledges and agrees that this indemnification is intended to and does cover, but is not limited to, any action or proceeding relating to leases which Parker personally guaranteed that were executed for the benefit of eRXSYS. Each of the parties hereto shall give prompt notice to the other of any action or proceeding from which eRXSYS is obligated to indemnify, defend and hold harmless Parker of which it or he gains knowledge.
eRXSYS hereby represents and warrants that Parker shall be covered and insured up to the maximum limits provided by all insurance which eRXSYS maintains to indemnify its directors and officers.

10.  Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the conflicts of law principles.

11.  Miscellaneous: No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of the Agreement shall be binding unless executed in writing and agreed upon by all parties. The Agreement supersedes all prior understandings, written or oral, and constitutes

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       the entire Agreement between the parties hereto with respect to the subject matter hereof. Time is of the essence.

12.  Counterparts: This Agreement may be executed in counterparts and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the first date written above.

IN WITNESS WHEREOF, eRXSYS and Parker have duly executed this Agreement as of the day and year first above written.

eRXSYS, Inc.

/s/ Richard Falcone                                                 /s/ David Parker
By:  Richard Falcone                David B. Parker
      Its:  Chairman of the Board of Directors

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